As filed with the Securities and Exchange Commission on January 22, 2010

REGISTRATION NO. 333-115374

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

OPENTV CORP.

(Exact name of registrant as specified in its charter)

British Virgin Islands	7372	98-0212376
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification code number)	(I.R.S. Employer Identification No.)

275 Sacramento Street

San Francisco, California 94111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Beariault

Senior Vice President, General Counsel

OpenTV Corp.

275 Sacramento Street

San Francisco, California 94111

(415) 962-5000

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy To: Lee D. Charles, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters any and all of the securities that remain unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

EXPLANATORY NOTE:

This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-3, Registration No. 333-115374 (the “Registration Statement”), of OpenTV Corp. (the “Company”), which was filed with the Securities and Exchange Commission (the “Commission”) on May 11, 2004, as amended by Amendment No. 1, filed with the Commission on July 22, 2004, Amendment No. 2, filed with the Commission on November 2, 2004, and Amendment No. 3, filed with the Commission on November 12, 2004. The Registration Statement was declared effective by the Commission on November 12, 2004. The Registration Statement relates to the resale by the selling shareholders identified in the Registration Statement of up to 3,300,531 Class A ordinary shares of the Company, no par value (“Class A ordinary shares”), in connection with the Company’s acquisition in August 2003 of substantially all of the assets of BettingCorp Limited, a company registered in the British Virgin Islands.

As of the date of this Post-Effective Amendment No. 1 to the Registration Statement, of the Class A ordinary shares originally registered, the Company believes that all such Class A ordinary shares have been sold pursuant to the Registration Statement. The Company hereby files this Post-Effective Amendment No. 1 to the Registration Statement to deregister any and all remaining Class A ordinary shares registered pursuant to the Registration Statement that were not sold pursuant to such Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of the Registration Statement and removes from registration all of the Class A ordinary shares of the Company registered under the Registration Statement that were not resold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on January 22, 2010.

OPENTV CORP.

By:	/S/ NIGEL (BEN) BENNETT
	Name:	Nigel (Ben) Bennett
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the registration statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Name	Title	Date

/S/ ANDRÉ KUDELSKI André Kudelski	Executive Chairman and Director	January 22, 2010

/S/ NIGEL (BEN) BENNETT Nigel (Ben) Bennett	Chief Executive Officer and Director	January 22, 2010

/S/ PAUL AUVIL Paul Auvil	Director	January 22, 2010

/S/ JOSEPH DEISS Joseph Deiss	Director	January 21, 2010

/S/ LUCIEN GANI Lucien Gani	Director	January 22, 2010

/S/ JERRY MACHOVINA Jerry Machovina	Director	January 20, 2010

/S/ ALEX OSADZINSKI Alex Osadzinski	Director	January 21, 2010

/S/ PIERRE ROY Pierre Roy	Director	January 22, 2010

/S/ MAURO SALADINI Mauro Saladini	Director	January 21, 2010

/S/ CLAUDE SMADJA Claude Smadja	Director	January 22, 2010

/S/ SHUM MUKHERJEE Shum Mukherjee	Chief Financial Officer	January 22, 2010